Exhibit 99.1

CareDx Advances Artificial Intelligence in Transplantation
Partnership with OrganX to develop decision support systems
SOUTH SAN FRANCISCO, Calif., June 3, 2021 (GLOBE NEWSWIRE) -- CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced it has entered into a strategic agreement with OrganX to develop clinical decision support tools across the transplant patient journey.
Together, CareDx and OrganX will develop advanced analytics that integrate AlloSure, the first transplant specific dd-cfDNA assay, with large transplant databases to provide clinical data solutions. This partnership delivers the next level of innovation beyond multi-modality by incorporating a variety of clinical inputs to create a universal composite scoring system.
“As AlloSure continues to evolve into the standard of care, we have added multi-modality as the next level of innovation for assessing organ injury for transplant recipients,” said Reg Seeto, President and Chief Executive Officer of CareDx. “This partnership with OrganX allows CareDx to further expand our leadership in multi-modality testing by integrating AlloSure into AI platforms.”
“CareDx has established itself as the leading transplant company and its focus on developing an integrated transplant ecosystem makes it an ideal partner for developing multidimensional solutions for transplant patients and healthcare providers,” said Dr. Alex Loupy, Founder, OrganX. “OrganX’s primary objective is to improve the quality of life and life expectancy for patients through translational science and the development of advanced digital health solutions. This partnership with CareDx will allow us to have this type of impact for organ transplant recipients.”
About CareDx
CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.
About OrganX
OrganX is an independent nonprofit health organization that fosters research and access to advanced health technologies in order to improve quality of life and life expectancy of patients affected by severe noncommunicable diseases across the world.
Forward Looking Statements
This press release includes forward-looking statements, including statements regarding the Company’s collaboration with OrganX and the potential benefits and results that may be achieved through the collaboration. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks that CareDx does not realize the expected benefits of the collaboration; risks related to OrganX's intellectual property protection; general economic and market factors; and other risks discussed in CareDx's filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed by CareDx with the SEC on February 24, 2021 and other reports that CareDx has filed with the SEC. Any of these may cause CareDx’s actual results, performance or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.
CONTACTS:
CareDx, Inc.
Sasha King
Chief Marketing Officer
415-287-2393
sking@caredx.com

Investor Relations
Greg Chodaczek
347-620-7010
investor@caredx.com